Filed pursuant to Rule 433 Registration Statement No. 333-218604-02 FINANCIAL PRODUCTS FACT SHEET (U2226/A)

Offering Period: August 1, 2017 – August 17, 2017

8.85% − 9.85% per annum Contingent Coupon Callable Yield Notes due August 25, 2020

Linked to the Performance of the Lowest Performing of the SPDR® S&P® Oil & Gas Exploration & Production ETF and the SPDR® S&P® Biotech ETF

Product Terms

•	8.85% − 9.85% per annum Contingent Coupon Callable Yield Notes due August 25, 2020 linked to the performance of the lowest performing of the SPDR® S&P® Oil & Gas Exploration & Production ETF and the SPDR® S&P® Biotech ETF.

•	Subject to Early Redemption, if a Coupon Barrier Event does not occur on an Observation Date, contingent coupons will be paid approximately quarterly at a rate expected to be between 8.85% and 9.85% per annum** on the immediately following Contingent Coupon Payment Date; if a Coupon Barrier Event occurs, no contingent coupon will be paid on the immediately following Contingent Coupon Payment Date.

•	We may redeem the securities, in whole but not in part, on any Contingent Coupon Payment Date scheduled to occur on or after November 27, 2017 but prior to the Maturity Date. No further payments will be made following an Early Redemption.

•	Subject to Early Redemption, if a Knock-In Event does not occur, you will be entitled to receive the principal amount of the securities you hold at maturity.

•	Subject to Early Redemption, if a Knock-In Event occurs, you will be fully exposed to any depreciation in the Lowest Performing Underlying.

•	Any payment on the securities is subject to our ability to pay our obligations as they become due.

Issuer*:	Credit Suisse AG ("Credit Suisse"), acting through its London branch
Trade Date:	Expected to be August 18, 2017
Settlement Date:	Expected to be August 25, 2017
Underlyings:	The SPDR® S&P® Oil & Gas Exploration & Production ETF and the SPDR® S&P® Biotech ETF
Contingent Coupon Rate**:	Subject to Early Redemption, if a Coupon Barrier Event does not occur on an Observation Date, expected to be between 9.85% and 9.85% per annum, calculated on a 30/360 basis; if a Coupon Barrier Event occurs, no contingent coupon will be paid on the immediately following Contingent Coupon Payment Date.
Contingent Coupon Payment Dates***:	Subject to Early Redemption, unless a Coupon Barrier Event occurs, approximately quarterly, beginning on November 27, 2017 to and including the Maturity Date.
Coupon Barrier Event:	Occurs if, on any Observation Date, the closing level of any Underlying on such Observation Date is less than its Coupon Barrier Level.
Coupon Barrier Level**:	For each Underlying, expected to be 55% of the Initial Level of such Underlying.
Observation Dates***:	Approximately quarterly, beginning on November 17, 2017 to and including the Valuation Date.
Early Redemption:	Prior to the Maturity Date, the Issuer may redeem the securities on any Contingent Coupon Payment Date scheduled to occur on or after November 27, 2017 but prior to the Maturity Date upon notice on or before the immediately preceding Observation Date at 100% of the principal amount of the securities you hold, together with any applicable contingent coupon.
Knock-In Level**:	For each Underlying, expected to be 55% of the Initial Level of such Underlying.
Knock-In Event:	Occurs if the Final Level of any Underlying is less than its Knock-In Level.
Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Redemption Amount:	Subject to Early Redemption, for each $1,000 principal amount of securities, if (a) a Knock-In Event occurs, $1,000 x (1 + the Underlying Return of the Lowest Performing Underlying); (b) a Knock-In Event does not occur, $1,000
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return
Underlying Return:	For each Underlying, the lesser of (i) zero and (ii) an amount calculated as follows: (Final Level – Initial Level) / Initial Level
Valuation Date:	August 18, 2020
Maturity Date:	August 25, 2020
CUSIP:	22550BES8
Fees:	We or any Agent may offer the securities at the offering price set forth on the cover page of this pricing supplement, may receive varying discounts and commissions of between $20.00 and $24.00 per $1,000 principal amount of securities and will forgo fees for sales to fiduciary accounts. The Agent(s) through whom we distribute securities may enter into arrangements with other institutions with respect to the distribution of the securities, and those institutions may share in the commissions, discounts or other compensation received by the Agent(s), may be compensated separately and may also receive commissions from purchasers for whom they may act as agents. CSSU will also pay certain institutions or service providers a fee of $4.00 per security in consideration for providing education, structuring or other services with respect to the distribution of the securities. In addition, an affiliate of ours may pay referral fees of $4.50 per $1,000 principal amount of securities. The Agent(s) may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers.

* As used in this document, references to "we" or "our" are to Credit Suisse AG, as Issuer.

** To be determined on the Trade Date.

*** Please see the accompanying preliminary pricing supplement for specific dates.

Certain Product Characteristics

•	Early Redemption at the option of the Issuer.

•	Contingent Coupon Rate of between 8.85% and 9.85% per annum**

•	Subject to a Knock-In Event, return of principal amount of the securities you hold.

•	If a Knock-In Event occurs, full downside participation in the depreciation of the Lowest Performing Underlying.

•	Knock-In Level expected to be 55%** of the respective Initial Level for each Underlying.

Hypothetical Returns at Maturity

Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount per $1,000 Principal Amount (1)(2)(3)
60%	0%	$1,000
50%	0%	$1,000
40%	0%	$1,000
30%	0%	$1,000
20%	0%	$1,000
10%	0%	$1,000
0%	0%	$1,000
–10%	–10%	$1,000
–20%	–20%	$1,000
–30%	–30%	$1,000
–40%	–40%	$1,000
–45%	–45%	$1,000
–46%	–46%	$540
–50%	–50%	$500
–60%	–60%	$400
–70%	–70%	$300
–80%	–80%	$200

(1)	Does not include any contingent coupon payments on the securities.

(2)	The hypothetical Redemption Amounts set forth above are for illustrative purposes only and may not be the actual returns applicable to you. The numbers appearing in the table have been rounded for ease of analysis.

(3)	Assumes a Knock-In Level of 55%**.

Certain Product Risks

•	Your investment may result in a loss of up to 100% of the principal amount of the securities you hold. If a Knock-In Event occurs, you will be fully exposed to any depreciation in the Lowest Performing Underlying.

•	The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.

•	The securities will not pay more than the principal amount of the securities you hold, plus unpaid contingent coupons, if any, at maturity or upon Early Redemption.

•	If a Coupon Barrier Event occurs on an Observation Date, no contingent coupon will be paid on the immediately following Contingent Coupon Payment Date.

•	The Redemption Amount will be less than the principal amount of the securities you hold even if a Knock-In Event occurs with respect to only one Underlying.

•	The securities are exposed equally to risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying.

•	The securities are subject to Early Redemption, which may limit your ability to be paid contingent coupons over the full term of the securities.

(See "Additional Risk Considerations" on the next page)

FINANCIAL PRODUCTS

FACT SHEET

Offering Period: August 1, 2017 – August 17, 2017

8.85% − 9.85% per annum Contingent Coupon Callable Yield Notes due August 25, 2020

Linked to the Performance of the Lowest Performing of the SPDR® S&P® Oil & Gas Exploration & Production ETF and the SPDR® S&P® Biotech ETF

Additional Risk Considerations

•	Prior to maturity, costs such as concessions and hedging may affect the value of the securities.

•	Credit Suisse currently estimates that the value of the securities on the Trade Date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs of creating and marketing the securities.

•	Liquidity – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades to the Issuer’s credit ratings, may be a contributing factor.

•	Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the Issuer of the securities, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.

•	The securities will be affected by a number of economic, financial, political, regulatory, and judicial factors that may either offset or magnify each other.

•	As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the Underlyings.

The risks set forth in the section entitled “Certain Product Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Certain Product Risks” and “Additional Risk Considerations” sections herein, the “Selected Risk Considerations” section in the preliminary pricing supplement and the “Risk Factors” section in the product supplement, which set forth risks related to an investment in the securities.

Additional Information

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated August 8, 2017, Product Supplement No. I-C dated June 30, 2017, Prospectus Supplement dated June 30, 2017 and Prospectus dated June 30, 2017, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. If the terms described in the applicable preliminary pricing supplement are inconsistent with those described herein, the terms described in the applicable preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-800-221-1037.

This fact sheet is a general description of the terms of the offering. Please see the full description in the applicable preliminary pricing supplement:

https://www.sec.gov/Archives/edgar/data/1053092/000095010317007676/dp79316_424b2-u2226a.htm

You may access the underlying supplement, product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the preliminary pricing supplement.